NUVEEN INVESTMENT TRUST III

MANAGEMENT AGREEMENT

SCHEDULE A

AMENDED AS OF MAY 2, 2011

The Funds of the Trust currently subject to this Agreement and the effective date of each are as follows:

FUND	EFFECTIVE DATE	TERM

Nuveen Multi-Strategy Core Bond Fund	August 1, 2010	Until August 1, 2011

Nuveen High Yield Bond Fund	August 1, 2010	Until August 1, 2011

Nuveen Short Duration Bond Fund	August 1, 2010	Until August 1, 2011

Nuveen Symphony Credit Opportunities Fund	April 28, 2010	Until August 1, 2011

Nuveen Symphony Floating Rate Income Fund	May 2, 2011	Until August 1, 2012

[SIGNATURE PAGE FOLLOWS]

Dated: May 2, 2011

NUVEEN INVESTMENT TRUST III

ATTEST	BY: /S/ KEVIN J. MCCARTHY
Vice President
/s/ Virginia O’Neal
Assistant Secretary	NUVEEN FUND ADVISORS, INC.

ATTEST	BY:	/S/ GIFFORD R. ZIMMERMAN
Managing Director

/s/ Larry Martin
Assistant Secretary

NUVEEN INVESTMENT TRUST III

MANAGEMENT AGREEMENT

SCHEDULE B

AMENDED AS OF MAY 2, 2011

a.	Compensation pursuant to Section 7 of this Agreement shall be calculated with respect to each Fund in accordance with the following schedule applicable to the average daily net assets of the Fund: Each Fund’s Management Fee will equal the sum of a Fund-Level Fee and a Complex-Level Fee.

b.	The Fund-Level Fee for each Fund shall be computed by applying the following annual rate to the average total daily net assets of the Fund:

Average Total Daily Net Assets	Rate	Rate	Rate	Rate
	Nuveen High Yield Bond Fund	Nuveen Multi-Strategy Core Bond Fund	Nuveen Short Duration Bond Fund	Nuveen Symphony Credit Opportunities Fund
For the first $125 million	.4000%	.3000%	.2000%	.4500%
For the next $125 million	.3875%	.2875%	.1875%	.4375%
For the next $250 million	.3750%	.2750%	.1750%	.4250%
For the next $500 million	.3625%	.2625%	.1625%	.4125%
For the next $1 billion	.3500%	.2500%	.1500%	.4000%
Over $2 billion	.3250%	.2250%	.1250%	.3750%

Average Total Daily Net Assets	Rate
Nuveen Symphony Floating Rate Income Fund
For the first $125 million	.4500%
For the next $125 million	.4375%
For the next $250 million	.4250%
For the next $500 million	.4125%
For the next $1 billion	.4000%
Over $2 billion	.3750%

c.

Nuveen Fund Advisors, Inc. will waive fees and reimburse expenses in order to prevent total annual fund operating expenses (excluding 12b-1 distribution and service fees, interest expenses, taxes, fees incurred in acquiring and disposing of portfolio securities, and extraordinary expenses) from exceeding the percentage of the average daily net assets of any class of fund shares of each Fund as shown on the table below, subject in all cases to possible further reductions as a result of reductions in the complex-level fee component of the management fee.

Fund	Permanent Expense Cap as a percentage of the average daily net assets of any class of the Fund
Nuveen Symphony Credit Opportunities Fund	1.35%
Nuveen Symphony Floating Rate Income Fund	1.10%

d.	The Complex-Level Fee shall be calculated by reference to the daily net assets of the Eligible Funds, as defined in section 2 below (with such daily net assets to include, in the case of Eligible Funds whose advisory fees are calculated by reference to net assets that include net assets attributable to preferred stock issued by or borrowings by such Eligible Funds, such leveraging net assets, but to exclude, in the case of Eligible Fund that invest in other Eligible Fund (“Funds of Funds”), net asset of Funds of Funds attributable to investments in Eligible Funds (“Complex-Level Assets”), pursuant to the following annual fee schedule:

Complex-Level Asset Breakpoint Level ($ million)	Effective Rate at Breakpoint Level
55,000.2000%
56,000.1996%
57,000.1989%
60,000.1961%
63,000.1931%
66,000.1900%
71,000.1851%
76,000.1806%
80,000.1773%
91,000.1691%
125,000.1599%
200,000.1505%
250,000.1469%
300,000.1445%

e.

“Eligible Funds”, for purposes of the Agreement as so amended, shall mean all Nuveen-branded closed-end and open-end registered investment companies organized in the United States. Any open-end or closed-end funds that subsequently become part of the Nuveen complex because either (a) Nuveen Investments, Inc. or its affiliates acquire the investment adviser to such funds (or the advisor’s parent), or (b) Nuveen Investments, Inc. or its affiliates acquire the fund’s adviser’s rights under the management agreement for such fund, will be evaluated by both Nuveen management and the Nuveen Funds’ Board, on a case-by-case basis, as to whether or not these acquired funds would be included in the Nuveen complex of Eligible Funds and, if so, whether there would be a basis for any adjustments to the complex-level breakpoints.

[SIGNATURE PAGE FOLLOWS]

Dated: May 2, 2011

NUVEEN INVESTMENT TRUST III

ATTEST	BY: /S/ KEVIN J. MCCARTHY
Vice President
/s/ Virginia O’Neal
Assistant Secretary	NUVEEN FUND ADVISORS, INC.

ATTEST	BY: /S/ GIFFORD R. ZIMMERMAN
Managing Director

/s/ Larry Martin
Assistant Secretary